Exhibit 10.39A

[Adopted August 14, 2007]

FIRST AMENDMENT TO

CSG SYSTEMS, INC.

WEALTH ACCUMULATION PLAN

(As previously amended on November 17, 2005)

CSG SYSTEMS, INC., a Delaware corporation (“Systems”) sponsors the CSG Systems, Inc. Wealth Accumulation Plan, which was amended in its entirety on November 17, 2005 (the “Plan”). This First Amendment to the Plan, as previously amended on November 17, 2005, is effective as of January 1, 2005 (the “Effective Date”), to the extent required for compliance under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

RECITALS

A. Article IX of the Plan generally permits the board of directors of Systems to amend the Plan at any time in whole or in part.

B. The Plan provides for nonqualified deferred compensation within the meaning of Section 409A of the Code, which generally became effective as of January 1, 2005.

C. The Internal Revenue Service has issued final regulations under Section 409A of the Code. Nonqualified deferred compensation plans are required to comply with the documentation requirements established in the final regulations by December 31, 2007.

D. Systems desires to amend the Plan during the transition period established by the Internal Revenue Service to comply with the requirements of Section 409A of the Code for amounts deferred after December 31, 2004, and to protect the prior tax law treatment for amounts deferred prior to January 1, 2005.

AMENDMENT

The Plan is hereby amended as follows:

I. Grandfathered Amounts. The terms of the Plan as set forth on October 3, 2004, shall apply to all Deferral Accounts, or portion thereof, that are both earned and vested (as defined in Section 409A of the Code and the final regulations thereunder) on December 31, 2004 (the “Grandfathered Amounts”). The Grandfathered Amounts shall be administered and distributed in accordance with the terms of each applicable Deferral Agreement and the Plan as set forth on October 3, 2004, except to the extent any subsequent modification will not increase the benefit available on December 31, 2004 or any other change permitted under Section 409A of the Code. Notwithstanding the foregoing, the Plan is modified as follows in a manner which is not a material modification for purposes of the final Treasury regulations issued pursuant to Section 409A of the Code:

1. Systems may, from time to time, establish or contribute to a trust from which benefits under the Plan are to be paid in accordance with Treas. Reg. § 1.409A-6(a)(4)(i)(A);

2. Systems may, from time to time, modify distributions or amend the Plan with respect to payments to an individual other than the service provider to the extent necessary to comply with a domestic relations order with respect to such payments in accordance with Treas. Reg. § 1.409A-6(a)(4)(i)(C);

3. Notwithstanding Article VII or a Deferral Agreement to the contrary, if a Participant’s vested Deferral Benefit is less than the applicable annual deferral limit pursuant to Section 402(g)(1)(B) of the Code ($15,500 in 2007) on the date of the Participant’s death [or Termination of Employment], then the distribution elections set forth in the applicable Deferral Agreements shall be disregarded and the Participant’s entire vested Deferral Benefit shall be paid in a lump sum distribution within 30 days after the beginning of the first calendar quarter that is at least six months after the Participant’s death or Termination of Employment in accordance with Treas. Reg. § 1.409A-6(a)(4)(i)(E).

This First Amendment is not intended to be treated as a material modification of the Plan or any Deferral Agreement with respect to the Grandfathered Amounts.

II. Non-Grandfathered Amounts. The Plan is amended as set forth below with respect to any portion of a Deferral Account that includes a deferral of compensation prior to, but not both earned and vested on, December 31, 2004, and any deferral of compensation on or after January 1, 2005 (the “Non-Grandfathered Amounts”).

1. Article II, Definitions, is amended by adding thereto new Sections 2.26 and 2.27 reading in their entirety as follows:

“2.26 Employer(s). “Employer(s)” means Systems and any of its subsidiaries or parent corporation (now in existence or hereafter formed or acquired) that have been selected by the Committee to participate in the Plan and have adopted the Plan as a participating employer. Effective as of August 1, 2007, the participating Employers include CSG Systems International, Inc.”

“2.27 Termination of Employment. “Termination of Employment” means the separation from service with all Employers, voluntarily or involuntarily, for any reason other than Disability or death, as determined in accordance with Section 409A of the Code.”

2. Section 4.3, Compensation Which May Be Deferred, is amended by adding the following new sentence at the end of such Section:

“Notwithstanding the foregoing, any exercise of discretion by the Compensation Committee of the Board of Directors of International to increase the maximum permitted deferral amount for any Plan Year for any one of more Eligible Executives shall only be effective with respect to one or more prospective calendar years (or such other period permitted under Section 409A of the Code).”

3. Section 5.3, Employer Credits, is amended by adding the following new sentence at the end of such Section:

“Notwithstanding the foregoing, any exercise of discretion by Systems to make a supplemental credit to the Employer Credits Sub-Accounts of Participants for any Plan Year shall be only effective with respect to one or more prospective calendar years (or such other period permitted under Section 409A of the Code).”

4. Section 7.4, Accelerated Distribution, is amended by adding the following new sentence at the end of such Section:

“If the written request of the Participant or Beneficiary for a distribution from the Plan on account of an Unforeseeable Emergency is approved, the approved amount shall be distributed in a lump sum payment to the Participant or Beneficiary within 90 days immediately following the approval by the Committee or its delegate (or at such other time permitted under Section 409A of the Code).”

5. Section 7.5, Method of Benefit Payment, is amended by adding the following new sentences at the end of such Section:

“To the extent the Deferral Benefit is to be paid in a lump sum, the amount shall be distributed in a lump-sum payment to the Participant or Beneficiary within 90 days immediately following the Termination of Employment or death of the Participant, as applicable. To the extent the Deferral Benefit is to be paid in substantially equal monthly payments, each such payment shall constitute a separate payment for purposes of Section 409A of the Code. The first such installment payment shall be paid on the first business day of the calendar month immediately following the calendar month in which the Termination of Employment or death of the Participant occurred (or at such other time permitted under Section 409A of the Code). Each subsequent installment payment shall be paid on the first business day of each subsequent calendar month during the payment period specified in the applicable Deferral Agreement.”

6. Section 7.7, Delay in Payment, is added to Article VII of the Plan reading in its entirety as follows:

“7.7 Delay in Payment. Notwithstanding anything contained in the Plan or a Deferral Agreement to the contrary, if the Participant is deemed by Systems at the time of the Participant’s “separation from service” with the Employers to be a “specified employee” as determined under Section 409A of the Code, then any nonqualified deferred compensation to which the Participant is entitled under the Plan in connection with such separation from service shall not be paid or commence payment until the date which is the first business day following the six-month period after the Participant’s separation from service (or if earlier, the Participant’s death). Such delay in payment shall only be effected with respect to each separate payment to the extent required to avoid adverse tax treatment to the Participant under Section 409A of the Code. Any compensation which would have otherwise been paid during the delay period (whether in a lump-sum or in installments) in the absence of this Section 7.7 shall be paid to the Participant or his Beneficiary in a lump-sum payment on the first business day following the expiration of the delay period.”

7. The following Section 10.17, Section 409A, is added to Article X of the Plan reading in its entirety as follows:

“10.17 Section 409A. Notwithstanding anything in the Plan to the contrary, the Plan and any amounts payable under the Plan are intended to be eligible for certain regulatory exceptions to the limitations of, or to comply with, the requirements of Section 409A of the Code. The Committee, in the exercise of its sole discretion and without the consent of the Participant, may amend or modify the terms of a Deferral Agreement in any manner and delay the payment of any amounts payable to the minimum extent necessary to reasonably comply with the requirements of Section 409A of the Code; provided, that the Participant’s employer shall not be required to assume any increased economic burden. No action so taken by the Committee with respect to the requirements of Section 409A of the Code shall be deemed to adversely affect a Participant’s rights with respect to an award or to require the consent of such Participant. The Committee reserves the right to make additional changes to the Plan from time to time to the extent it deems necessary with respect to Section 409A of the Code.”

8. Article XI, Claims Procedure, is added to the Plan reading in its entirety as follows:

“ARTICLE XI

CLAIMS PROCEDURES

11.1 Filing a Claim. All claims shall be filed in writing by the Participant, his or her beneficiary, or the authorized representative of the claimant, by completing the procedures that the Committee requires. The procedures shall be reasonable and may include the completion of forms and the submission of documents and additional information. All claims under this Plan shall be filed in writing with the Committee according to the Committee’s procedures no later than one year after the occurrence of the event that gives rise to the claim. If the claim is not filed within the time described in the preceding sentence, the claim shall be barred.

11.2 Review of Initial Claim.

(a) Initial Period for Review of the Claim. The Committee shall review all materials and shall decide whether to approve or deny the claim. If a claim is denied in whole or in part, written notice of denial shall be furnished by the Committee to the claimant within a reasonable time after the claim is filed but not later than 90 days after the Committee receives the claim. The notice shall set forth the specific reason(s) for the denial, reference to the specific provisions on which the denial is based, a description of any additional material or information necessary for the claimant to perfect his claim and an explanation of why such material or information is necessary, and a description of the review procedures, including the applicable time limits and a statement of the claimant’s right to bring a civil action under ERISA section 502(a) following a denial of the appeal.

(b) Extension. If the Committee determines that special circumstances require an extension of time for processing the claim, it shall give written notice to the claimant and the extension shall not exceed 90 days. The notice shall be given before the expiration of the 90-day period described in Section 19(b)(i) above and shall indicate the special circumstances requiring the extension and the date by which the Committee expects to render its decision.

11.3 Appeal of Denial of Initial Claim. The claimant may request a review upon written application, may review pertinent documents, and may submit issues or comments in writing. The claimant must request a review within the reasonable period of time prescribed by the Committee. In no event shall such a period of time be less than 60 days.

11.4 Review of Appeal.

(a) Initial Period for Review of the Appeal. The Committee shall conduct all reviews of denied claims and shall render its decision within a reasonable time, but not less than 60 days of the receipt of the appeal by the Committee. The claimant shall be notified of the Committee’s decision in a notice, which shall set forth the specific reason(s) for the denial, reference to the specific plan provisions on which the denial is based, a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claimant’s claim, and a statement of the claimant’s right to bring a civil action under ERISA section 502(a) following a denial of the appeal.

(b) Extension. If the Committee determines that special circumstances require an extension of time for reviewing the appeal, it shall give written notice to the claimant and the extension shall not exceed 60 days. The notice shall be given before the expiration of the 60-day period described in subsection (b)(i) above and shall indicate the special circumstances requiring the extension and the date by which the Committee expects to render its decision.

11.5 Form of Notice to Claimant. The notice to the claimant shall be given in writing or electronically and shall be written in a manner calculated be understood by the claimant. If the notice is given electronically, it shall comply with the requirements of Department of Labor Regulation § 2520.104b-1(c)(1)(i), (iii), and (iv).”

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